Exhibit 4(a)(7)



ENERSUL - ENERGY COMPANY OF MATO GROSSO DO SUL S/A
FINANCE - ECONOMIC - ADMINISTRATION - FI
FINANCIAL SUPERINTENDENCE - AFI
FINANCIAL PLANNING MANAGEMENT - AFPF

BNDES - BANCO ALFA DE INVESTIMENTOS S/A
N(0) - 1001325

AGENTS:  BANCO ALFA E BANCO ITAU

DATE OF EXECUTION: 21/02/2003
VALUE : R$ 36,720 Thousand
BNDES INTEREST : 4.0% a.a.
CREDERE INTEREST : 2.5% a.a. (agente)
GRACE PERIOD : 18 months
AMORTIZATION : 36 MONTHLY PAYMENTS
START : 02/2003
FINISH : 09/2007
INDEX : TJLP + 6% a.a.
GUARANTEE : OWN REVENUE

OBJECTIVE: ENLARGEMENT AND MODERNIZATION OF ENERGY DISTRIBUTION CAPACITY, CONSTRUCTION OF TWO SUBSTATIONS AND COMPLETION OF HIGH TENSION LINE WORKS, IMPROVEMENT OF COMPUTER AND TELECOMMUNICATION SYSTEMS, IN THE STATE.

OPENING CONTRACT OF TRANSFER INTERIM CREDIT CONTRACTED FROM THE NATIONAL BANK OF ECONOMIC AND SOCIAL DEVELOPMENT - BNDES N(0)1001325

                                  INTRODUCTION

I - BENEFICIARY

EMPRESA ENERGETICA DO MATO GROSSO DO SUL, with headquarters in the City of Campo Grande, the State of Mato Grosso do Sul, at Gury Marques Avenue with number, registered with the CNPJ under n(0) 15.413.826/001-50, by its representatives signed below and from now on simply designated BENEFICIARY.

II -AGENTS

BANCO ALFA DE INVESTIMENTO S.A, with headquarters in the City of Sao Paulo, State of Sao Paulo, at Alameda Santos, 446 - 4th floor, registered with the CNPJ under n(0) 60.770.336/0001-65, by its representatives signed below and from now on simply designated ALFA or AGENT or LEADER.

BANCO ITAU S.A., with headquarters in the City of Sao Paulo, State of Sao Paulo, at Rua Boa Vista , 176, registered with the CNPJ/MF under n(0)
60.701.190/0001-04, by its representatives signed below and from now on simply designated ITAU or AGENT.

For the relationship purpose of the AGENTS with BNDES, with the BENEFICIARY and with third parties, ALFA was constituted as LEADER, invested with representation powers under the Consortium Constitution Contract made between the AGENTS on Feburary 21, 2003 ("Consortium Contract").

III- OPERATION CONDITIONS


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1.      VALUE: R$ 36.720.000,00 (Thirty-six million, seven hundred and twenty thousand reais), divided in 3 (three) subcredits in the following values:

1.1 Subcredit "A": R$ 9.900.800,00 (nine million, nine-hundred thousand, eight hundred reais) to be provided with BNDES ordinary resources, that are composed of, among other sources, the resources of the Worker Relief Fund-FAT, the resources coming from FAT-Special Deposits and the Participation Fund PIS/PASEP, respecting, as to its allocation, the applicable legislation to each one of the mentioned sources, as per item 2.1 of the Clause II of this instrument.

1.2 Subcredit "B": R$ 19.475.200,00 (nineteen million, four hundred and seventy-five thousand, two hundred reals), to be provided with the ordinary resources of BNDES, that are composed of, among other sources, the resources of the Worker Relief Fund-FAT, the resources coming from FAT-Special Deposits and the Participation Fund PIS/PASEP, respecting, as to its allocation, the applicable legislation to each one of the mentioned sources, as per item 2.1 of the Clause II of this instrument.

1.2 Subcredit "C": R$ 7.344.000,00 (seven million, three hundred and forty-four thousand reals),the data base considered as of 15th july 2002, to be provided by BNDES, in foreign currency, transferred in the form of Resolution n(0) 635/87, of 13th January 1987, from the BNDES management, as per Clause XVI of this instrument.

2.      INTEREST RATE

2.1 Incident interests on the Subcredits "A" and "B" : 4.0% (four per cent) per year ("spread" title), equivalent to 0.3274 % per month, above the Long Term Interest Tax - TJLP, published by the Central Bank of Brazil, included the "Risk Spread" of the AGENTS of 1.5% (one point five per cent) per year, equivalent to 0.1241% a month.

2.2 Incident interest on Subcredit "C" : 4.0% (four per cent) per year ("spread" title), equivalent to 0.3274 % per month, above the variable rate readjusted every three months on the 16th (sixteenth) of the months of January, April, July and October, based on the considered average cost of all the taxes and costs incurred by BNDES in the arranging of funds in foreign currency with no link to the transfer in specific conditions, in the civil thee months immediately preeceding the readjustment month of the referred interest rate, inclusive the "Risk Spread" of the AGENTS of 1.5% (one point five per cent) a year equivalent to 0.1241% a month.

3. CREDIT RESERVE COMMISSION: 0.1% (point one per cent), for a period of 30 (thirty) days or fraction, incident according to Clause V of this instrument.

IV - FINALITY

The transfer of resources to BENEFICIARY must be used in:

1.1 - Subcredit "A" : the acquisition of national equipment registered wtih the Industrial Financing Special Agency - FINAME, for the project described in item
1.2 below;

1.2 - Subcredit "B" : the enlargement and modernization of the energy distribution capacity, by means of the construction of two substations and completion of works in high and medium tension lines, and improvements in the telecomunication and computer systems, in the State of Mato Grosso do Sul; and

1.3 - Subcredit  "C" : the project referred to in item 1.2 above.

All of the above mencioned finalities are from here on referred to in group as simply the "Project", according to the Uses and Sources Picture constant in attachment I ("Uses and Sources Picture").


V - PERIOD OF USE AND FORM OF AMORTIZATION FOR ALL OF SUBCREDITS

1. PERIOD OF USAGE: Up to 18 (eighteen) months, starting from the date of the execution of this Transfer Contract.


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2. AMORTIZATION:

2.1 - for Subcredits "A" and "B": 36 (thirty-six) months
date of first instalment:  10.15.2004
date of last instalment:   09.15.2007
According to item 8.2.1 of Clause VIII of this Transfer Contract.

2.2 - for Subcredits "C" : 36 (thirty-six) months
date of first instalment:  11.15.2004
date of last instalment:   11.15.2007
According to item 8.2.2 of Clause VIII of this Transfer Contract.

3. GRACE PERIOD

3.1 - for Subcredits "A" and "B": 18 (eighteen) months
starting date of grace period :     03.15.2003
termination date of grace period:   09.15.2004
According to item 8.1.1 of Clause VIII of this Transfer Contract.

3.2 - for Subcredits "C" : 18 (eighteen) months
starting date of grace period:      03.15.2003
termination date of grace period:   10.15.2004
According to item 8.1.2 of Clause VIII of this Transfer Contract.

INTEREST: Demandable in the following way:

4.1 -Subcredits "A" and "B": Quarterly, on the 15th (fifteenth) of the months of March, June, September and December of every year, in the period understood as between March 15, 2003 to September 15, 2004, and monthly starting from October 15, 2004, inclusive, together with the principal and amortization portions or liquidation of this Contract, as per Clause IX.

4.2 - Subcredits "C": Daily calculations, by the proportional system, demandable on the 15th (fifteenth) of the months of January, April, July and October of every year, in the period understood as between March 15, 2003 and October 15, 2004; and monthly starting from November 15, 2004, inclusive, together with the principal and amortization portions or liquidation of this Contract, as per Clause IX.

This Transfer Contract will have the following warranties, in Clause XX's terms:

Promissory note in value equivalent to 125% (hundred and twenty-five percent) of the granted credit, of BENEFICIARY's emission, as defined in the Clause.20.1. Current Credit Rights Pledge of Electric power rendered services, as established in the Contract of Collection, Deposit, Mandate and Other agreements and in Clause 20.2;

The qualified parties in the Preamble have among themselves come to a fair and just agreement of the present Transfer Contract, that will be governed by the following terms and stipulations:

I - CREDIT NATURE AND ORIGIN

The parties contract the present financing, in the value determined in item III of the Preamble, granted according to Decision no. Dir.502/2002-BNDES, dated August 19, 2002 to be provided, to the Credit Open Contract account no. 91.2.149.6.1.013, agreed on 19.07.1991, between the BANCO NACIONAL DE DESENVOLVIMENTO ECONOMICO E SOCIAL -BNDES, from now on simply designated BNDES, and its Financial Agents, among these the AGENTS, divided in 3 (three) subcredits, in the described values and purposes in items III and IV of the Preamble, the BENEFICIARY being obliged to respect, in what is applicable, the legislation of each one of the mentioned sources, especially the allocation of the resources, still observing the determination in Clause 2.


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The resources that are dealt with by the "caput" of this Clause will be transferred to the AGENTS by BNDES and by them to the BENEFICIARY, in the following proportions:

VALUES EXPRESSED IN R $
Subcredits                    ALPHA                 ITAU                  TOTAL
A                      7,204,504.00         2.696.296.00           9,900,800.00
B                     14,171,496.00         5,303,704.00          19,475,200.00
C                      5,344,000.00         2,000,000.00           7,344,000.00
TOTAL                 26,720,000.00        10,000,000.00          36,720,000.00

1.2. The dispositions of this Transfer Contract equally applies to each AGENT'S credit, however these credits will be considered separate and independent among themselves in relation to the premature termination and its charge, respecting the provision of the Consortium Contract and in paragraph "a" of Clause 13.

II - CREDIT AVAILABILITY

The credit will be put at the BENEFICIARY'S disposition, divided into parts and proportional to each AGENT'S participation, according to the Project accomplishment needs, respecting the BNDES financial programming, which is subordinated to the resource definitions, for their application, by the National Monetary Council, and the availability of the resources coming from the Open Credit Contract no. 91.2.149.6.1.013, by the AGENTS and BNDES, referred to in Clause 1.

2.1. The value of each portion of Subcredits "A" and "B" to be put at the BENEFICIARY's disposition will be calculated according to the established criterion in the regulatory law for Long Term Interest rate -TJLP for the determination of the debit balances of the contracted financings for the BNDES System until November 30, 1994.

2.2. No liberation will be made before BNDES gives the AGENTS the corresponding amount, being established that the AGENTS will be exempt of any responsability in case BNDES: (i) stop the payments; or (ii) make them partially; or (iii) subordinate them to conditions not foreseen in this Transfer Contract; or (iv) cancel, totally or partially, the credits granted to the AGENTS or some of the AGENTS.

The current resources of Subcreditos "A" and "B" will be transferred by the AGENTS to the BENEFICIARY in the maximum period of 3 (three) business days starting from the receiving date of the resources by the AGENTS.

The current resources of Subcreditos "C" they will be transferred by the AGENTS to the BENEFICIARY in the maximum period of 2 (two) business days starting from the receiving date of the resources by the AGENTS.

III - CONDITIONS OF CREDIT USE

The credit use by the BENEFICIARY, besides rules established in the "APPLICABLE DISPOSITIONS TO BNDES CONTRACTS" (Resolution BNDES n(0)665/87), and in the "ATTENDANCE NORMS AND INSTRUCTIONS" (Resolution BNDES no. 660/87), is subject to the attendence of the following conditions:

3.1 - In order to use the first credit portion:

a) Presents this Transfer Contract and all the other documents relative to these duly signed and registered.

b) If due, pays the Credit Reserve Commission, to be deducted from the first liberation.

c) Presents the instrument of credit rights pledge, duly agreed and registered.

d) A services agreement of the bank referred to in paragraph "XX" of Clause XV.


3.2 - In order to use the each credit portion:


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a)      The AGENTS will receive a letter from the BENEFICIARY requesting the credit liberation, discriminating its respective value:

b)      Full execution of all the current obligations of this Transfer Contract;

c) No existence of fact of economical-financial nature that, to the criterion of AGENTS and BNDES, compromises the execution of the now financed enterprise, in a way to alter or prevent its accomplishment, in the terms foreseen in the approved Project by BNDES;

d) Proof that the FINAL BENEFICIARY has applied in the Project the credit portion previously used and contributed to the correspondent compensation, in the values i established in the Uses and Sources Picture, included in attachment 1 to this Transfer Contract;

e) The BENEFICIARY should give the LEADER, a Negative Debt Certificate -CND, from the National Institute of Social Security - WELFARE DEPARTMENT, via the INTERNET, to be extracted by the BENEFICIARY and verified by the LEADER at the address www.mpas.gov.br;

f) Remittance to the LEADER, with copy for BNDES, of Management Report about the physical and financial evolution of the Project to which item IV of the Preamble refers, as well as a Management Report about the progress of the enterprise Environmental Programs, pointing out the execution of constant technical requirements of licensings, chronograms, achieved goals, new verified impacts, mitigating measures and other relevant facts;

g) Proof of quittance of tributes and federal contributions, including COFINS and PIS/PASEP, by Negative Debts Certificate and Federal Contributions, emmitted by the IRS Department, via the INTERNET, to be extracted by the AGENTS at the address www.fazenda.receita.gov.br (SRF Normative Instruction no. 80, 23.10.97);

h) Presentation of supporting certificates to the LEADER showing that the BENEFICIARY is up-to-date with state and municipal tributes; and

i) Presentation, to the LEADER, of Payment Certificate emmitted by the of Electric Power National Agency - ANEEL, for the determination purpose in art. 6th of the Law n(0)8.631, of 04.03.1993.

IV - USAGE PERIOD

4. The credits use period will be upto 18 (eighteen) months, starting from the signature date of this Transfer Contract, and, at the end of this period, the referred credits will be considered automatically terminated.

4.1 The credit can be cancelled, by BNDES decision, at the request of the BENEFICIARY, AGENTS or under the initiative of the proper BNDES, according to Clause V of this instrument.


V - CREDIT RESERVE COMMISSION

5. The BENEFICIARY will pay the AGENTS a credit reserve commission of 0.1% (point one per cent), for a period of 30 (thirty) days or fraction, and incident on:

a) the credit value, for a specific period starting from November 25, 2002 to December 25, 2002, the respective payment being demandable for the initial credit use, which will be deductable, by having the agreement done after the period fixed by BNDES is expired;

b) the credit value, if the operation comes to be canceled after the extension, at the request of the AGENTS, in virtue of request by the BENEFICIARY, of the established initial period by BNDES, for the presentation of this Transfer Contract and other instruments linked to the same, the period starting from the immediate day to the end of the referred initial period up to the date of the cancellation request made by the BENEFICIARY to the AGENTS, or of the cancellation promoted by BNDES initiative, demanding its payment within 30 (thirty) days, starting from the date of the BNDES decision;


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c)      the unused balance of each credit portion, starting from the immediate day to its availability until the date of its use, when its payment will be demandable; and

d) the unused credit balance, starting from the immediate day to its availability upto the cancellation date, made at the request of the BENEFICIARY and/or of the AGENTS, and/or, or by BNDES initiative, and whose payment will be demandable on the request date, or of the BNDES decision, according to the case.

5.1 The Commission incidence in the hypotheses "c" and "d" above is conditioned to the availability of resources fixed by BNDES.

VI - INTEREST

6. With due respet to Clause VII, the interest on the BENEFICIARY'S debt will be the following:

6.1 Incident interest on Subcredits "A" and "B" : will have interests of 4.00% (four per cent) per year ("spread" title), equivalent to 0.3274% per month above the Long Term Interest rate -TJLP, published by the Brazilian Central bank, observing the following systematic:

I - When TJLP is superior to 6% (six percent) a year:

a) The amount corresponding to the TJLP portion that exceeds 6% (six percent) per year will be capitalized on the 15th (fifteenth) of every month for the validity of this Contract until its termination or liquidation, with due respect to Clause IX, and select by the incidence of the following capitalization term on the debit balance, therefore considering all of the financial events that occurred in the period:

TC = [ (1 + TJLP) / 1.06 ] n/360    - 1,             being

TC -  capitalization term;

TJLP -  Interest rate of Long Period, published by Brazilian Central bank; and

n - Number of existent days between the date of the financial event and the capitalization date, termination or liquidation of the obligation, the financial event being considered as all and any fact of financial nature from which results or can result in debt balance alteration of this Contract.

b) The percentage of 4.0% (four percent) per year ("spread" title), referred to in "caput" of this Clause, added to the TJLP non capitalized portion of 6% (six percent) per year, will be on the debt balance, on the interest demand dates mentioned in Clause 6.3 or on the due date or liquidation of this Transfer Contract, with due respect to paragraph "a" and considering, for the daily interest calculation, the number of elapsed days between the date of each financial event and the demand dates mentioned above.

II-When TJLP is equal or inferior to 6% (six percent) per year:

a) The percentage of 4.0% (four percent) a year (as "spread"), referred in the "caput" of this Clause, added from the proper TJLP, will be on the debit balance on the interest demand dates mentioned in the Clause 6.3 or on the due date or liquidation of this Contract, being considered, for the daily calculation of interests, the number of days elapsed between the date of each financial event and the demand date mentioned above.

6.2 The amount referred to in the item I, paragraph "a", that will be capitalized and therefore added to the principal, will be demandable in the terms of Clause 8.2.1.

6.3 The amount selected in the terms of item I, paragraph "b", or of item II will be demandable quarterly during the grace period of each Subcredit and, monthly, during the respective amortization periods, together with the main


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installments, and on the termination or liquidation of this Transfer Contract, observing the determination in Clause IX.

6.4 Incident interest on Subcredit" C": will have interests of 4% (four percent) a year ("spread" title), above the variable tax readjusted quarterly on the 16th (sixteenth) of the months of January, April, July and October, based on the considered average cost of all the taxes and expenses incurred by BNDES in arranging the resources in foreign currency without relation to the transfer in specific conditions, in the civil quarter immediately previous to the readjustment month of the referred interest rate.

6.4.1 The interests will be calculated day by day, by the proportional system, on the updated debit balance, demandable on the 15th (fifteenth) of the months of January, April, July and October, during the grace period and, monthly during the amortization period, together with the principal installments, and on the termination or liquidation of the debt, according to Clause IX.

VII - ALTERATION OF THE LEGAL CRITERION OF THE REMUNERATION OF THE ORIGINAL RESOURCES OF THE FUNDO PIS PASEP AND OF FAT.

7. In case of substitution of legal criterion of resource remuneration transferred to BNDES, originated from the Participation Fund PIS/PASEP and Worker Help Fund - FAT, the remuneration established in item 6.1 of Clause VI, under BNDES criterion, may be done by use of the new remuneration criterion of the mentioned resources, or another indicated by BNDES, that, besides preserving the true operation value, remunerates it at the same previous levels. In this case, the LEADER, will communicate the change, in writing, to the BENEFICIARY, and the incident interest provided in this Transfer Contract will be considered automatically altered.

7.1 In case the BENEFICIARY (i) does not accomplish the Project, to the criterion of the AGENTS and/or BNDES; or (ii) applies these financing resources in several finalities provided for item V of the Preamble, the BENEFICIARY will be subject to penalties provided for in Clause XII, item 12.5, including the substitution of the interests provided for in Clause VI, in the terms specified below:

a) The interests established in Clause VI (eventually altered in terms of Clause 7 above) will be substituted, with retroactive effects, for new interest, corresponding to 150% (one hundred and fifty percent) of the tax of the Interbank Deposit Certificates -CDI, informed by the Custody Headquarters and Titles Financial Liquidation -CETIP, regarding the breach of contract period, which will be verified by the AGENTS and confirmed by BNDES.

b) New interests will start from the liberation date of the resources, and the total value of interest owed will be calculated following the new rate, foreseen in paragraph "a" above, and being subtracted, from this total, the total value of interest already paid.

c) The difference between the interests paid and the due interest in terms of paragraphs "a" and "b" above will be added, together with the value of the fine referred to in paragraph "c" of Clause XII, item 12.5, to the main total value still unpaid, selecting a new debt balance. On this balance there will be,until the cash payment date, the interest corresponding to 150% (hundred and fifty percent) of the tax of Interbank Deposit Certificates - CDI, informed by CETIP, referring to that period (new debit balance starting date to the cash payment date).


VIII - EXPIRATION

8.1     The grace period for principle payment will be:

8.1.1 For Subcredits "A" and "B": 18 (eighteen) months, starting from the 15th (fifteenth) subsequent to the signature date of the present Transfer Contract.

8.1.1 For Subcredit "C": 18 (eighteen) months, starting from the 15th (fifteenth) immediately subsequent to the execution date of the present Transfer Contract extending to the closest 15th (fifteenth) of one of the following months: January, April, July and October;

8.2   Amortization:

8.2.1 For Subcredits "A" and "B": The amortization period will be 36 (thirty six) months, being successive monthly installments, each one of them to the value of the principal, divided by the number of amortization installments still not due, being due the first one on October 15, 2004 and the last on September 15, 2007, with due obervance of Clause IX.

8.2.2 For Subcredit "C": The amortization period will be 36 (thirty six) months, being monthly and successive installments, each one of them to the value of the principal, divided by the number of amortization installments still not due, being due the first one on October 15, 2004 and the last on September 15, 2007, with due observance of Clause IX.


IX - EXPIRATION ON HOLIDAY DAYS

9. If the principal amortization installments and costs are due on Saturdays, Sundays or national holidays, as well as bank holidays, they will be, for all purposes and effects of this Transfer Contract, moved to the first subsequent working day, and the costs will be calculated until such date, and beginning, also from that date, the following regular period of counting and calculation of the costs of this Transfer Contract.


X - PROCESSING AND DEBT COLLECTION

10. The principal charge and costs will be made by dispatch, by each AGENT, in advance of a minimum of 5 (five) days of Collection Advice to the BENEFICIARY, informing the necessary amount for the liquidation of their obligations to that AGENT in the respective expiry dates.

10.1 Given that the debt regarding Sub credit "C" is subject to daily updating, under Clause XVII , the Collection Advice, the one that refers to item 10 above, will be emitted by the AGENTS with the indication of a referential value in BNDES-UMBND Currency, whose quotation should be obtained from the Executive Management of Credit Area Collection -AC/GECOB of BNDES, and the due payment value will be in cash, selecting the respective daily quoted price of the effective payment.

10.2 The non receipt of the Collection Note or the receipt in disagreement with the established period will not exempt the BENEFICIARY from the obligation of paying the principal installments and the responsibilities on the dates and in the established values in this Transfer Contract.

10.3 The LEADER will leave at the BENEFICIARY's disposition the information, data and calculations that serve as a base for calculating the due values.

10.4 The current financial bonds of the operation will expire, observed in the determination in Clause IX of this contract, on the 15 (fifteen) of every month, obliging the BENEFICIARY to make the payment to each one of the AGENTS of the due importance, through Available Electronic Transfer (TED) directly to the AGENTS or, in the absence of this, by any other method that is informed by the AGENTS as soon as it is known, or, still, by any other means that is agreed in writing between the parties.


XI - ANTICIPATED  PAYMENT

11. The constant periods of this Transfer Contract are stipulated to the benefit of the parties, reflecting the terms and periods of the open credit from BNDES to the AGENTS. The BENEFICIARY can make the anticipated due debt payment to this Transfer Contract with the previous and expressed approval of BNDES and AGENTS, according to the "APPLICABLE DISPOSITIONS TO THE BNDES CONTRACTS."


XII - BREACH OF CONTRACT


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12. The late payment of any due amount under this Transfer Contract, or the late execution of any non financial obligation of the BENEFICIARY, with no prejudice to the AGENTS' possibility of declaring the anticipation of this Transfer Contract, the following dispositions will apply:

12.1 A fine for the noncompliance of financial obligation: A fine of 10%(ten per cent) will be applicable to the amount of the defaulted financial obligations fine of 10%(ten per cent), according to article 42 of the "APPLICABLE DISPOSITIONS TO THE BNDES CONTRACTS."

12.2 Interest on the due debt balance: It will be applicable, on the open debt balance which will incorporate the fine referred to in Clause 12.1 above and the amounts that are considered expired in advance, according to Clause 13 of this Transfer Contract, until the final payment:

a) the added contractual interests of 7.5% (seven and half per cent) per year, calculated according to article 43 of the "APPLICABLE DISPOSITIONS TO BNDES CONTRACTS", or the permanence commission, to the AGENTS criterion.

b) moratorium Interest, calculated daily, according to the proportional system.

12.3 Interest on the expiring balance: the expired portions of the debt, if the debt acceleration is not decreed under Clause 13, the contractual interest stipulated in this Transfer Contract on the expired portions of the debt, will continue to be valid.

12.4 Fines for the noncompliance of non financial obligation: Except for the events contemplated in Clause 12.5, and without possible damage of the AGENTS declaring the debt accelarion under Clause 13 a fine of 1% (one percent), incident on the corrected debit balance, including the principle and costs will be due in case the BENEFICIARY breaches the contract or the observance of the non financial obligation.

12.5 Finality deviation: In case the BENEFICIARY (i) does not accomplish the Project, to BNDES criterion, or (ii) applies the resources of this financing in various finalities established item IV of the Preamble, the BENEFICIARY will be subject to, cumulatively, to the following:

a) any AGENT will communicate the fact to the Federal Public Department, for the purposes and effects of the Law n.(0) 7492, of 16.06.1986;

b)      acceleration of the debt, according to paragraphs "c" and "d" of Clause
XIII;

c) a fine of 10% (ten per cent) on the resource amounts that were not applied as established in this Transfer Contract;

d) subsitution, with active retro effects, of the incident interest on the totality of the liberated resources under this Transfer Contract, according to Clause 7.1.


XIII - ANTICIPATION

13. The LEADER, by own initiative or at the request of any AGENT, can decree the premature expiration of the debt due to this Contract of it Reviews corresponding TO his/her participation, considering automatic and immediately demandable all of the BENEFICIARY'S current of the present Contract financial bonds of it Reviews relative to that AGENT, with the immediate cancellation of any payment, if (i) to happen any of the events established in law; (ii) there is the breach or it lives in the execution of any obligation of the BENEFICIARY current of this Contract, or still if it happens:

a) breach of contract of any obligation of the BENEFICIARY assumed in this Contract and/or of the Contract of Collection, Deposit, Mandate and other Agreements between the AGENTS and BENEFICIARY, as well as if any declaration rendered in these contracts is false or incorrect;

b) any process of society reorganization (splitting, coalition, incorporation, etc.) or patrimonial, or still of alienation of actions or of other negotiable instruments, that in alter the main activity or modification in the current operational configuration of the BENEFICIARY, that results in the transfer of the BENEFICIARY's stock control or that compromises the payment capacity of the financial bonds foreseen in this Contract, without previous and expressed authorization by the AGENTS and BNDES;

c) any of the hypotheses foreseen in the articles 39 and 40 of the "APPLICABLE DISPOSITIONS TO THE BNDES CONTRACTS";

d) the application of the financing resources in several finalities foreseen in item IV of the Preamble, without AGENTS obligation damage will be communicated to the Federal Public Department, for the purposes and effects of Law 7.492, of 16.07.1986;

e)      non accomplishment of the Project, to BNDES and/or AGENTS criterion;

f) any imputable falsehood by the BENEFICIARY in any declaration, information or document that has been confirmed, rendered or given by the BENEFICIARY relative to this Transfer Contract or its warranties;

g) the inclusion, in associate agreement, statute or BENEFICIARY social contract, or of the companies that control it, of regulating for which special quorum is demanded for deliberation or approval of matters that limit or reduce the control of any of these companies by the respective controllers, or, still, the inclusion in these documents, of regulating that concerns:

i) restrictions to the growth capacity of the BENEFICIARY or its technological development;

ii)     access restrictions of the BENEFICIARY to new markets; or

iii) restrictions or damage to the capacity of payment of the current financial bonds of this operation; or

h) the reduction of the personnel framework of the BENEFICIARY without service to the regulating in Clause XV, item IX;

i) breach of contract by the BENEFICIARY of any obligation assumed before the AGENTS.

XIV - JUDGEMENT FINE

In the hypothesis of judicial collection of the debt due under this Transfer Contract, the BENEFICIARY will incur in a fine of 10% (ten percent), incident on the principal and debt costs, owed by the BENEFICIARY starting from the first ruling of the competent authority in the collection petition, besides extrajudicial, judicial and and lawyer fees.

XV - THE BENEFICIARY SPECIAL OBLIGATIONS

15. Without damage of the other obligations assumed in this Transfer Contract, under penalty of the anticipated debt expiry to be declared, in Clause XIII's terms, and they being applied to Clause XII's dispositions, the BENEFICIARY assumes an obligation to the AGENTS to:

I - Fulfill that covered in, the "APPLICABLE DISPOSITIONS TO THE BNDES CONTRACTS", approved by the Resolution no. 665 of December 10, 1897, partially altered by the Resolution no. 775 of December 16, 1991, by the Resolution no. 863, of March 11, 1996, by the Resolution no. 878 of September 04, 1996, by the Resolution n(0)894 of March 06, 1997, for the Resolution no. 927, of April 1, 1998 and for the resolution n(0)976, of September 24, 2001, all of the BNDES Management, published in the Federal official gazette (section I), of 29 of December 1987, December 27, 1991, April 08, 1996, September 24, 1996, March 19, 1997, April 15, 1998 and October 31, 2001, respectively, whose copy is given, in this action, to the BENEFICIARY, the one which, after taking knowledge of the whole content of the same, declares acceptance of it as integral and inseparable part of this Contract, for all of the juridical purposes and effects.

II - Fulfill that covered in, the "Regulatory Norms of the United Operations Program - POC", approved by the Resolution no. 575/82, of December 02, 1982, partially altered by the Resolutions n(0).s. 685/88, 688/89, 731/90 and 813/93, of 22 of December 1988, March 16, 1989, September 17, 1990 and July 21, 1993, respectively, all of the BNDES Management, as well as the Opening Credit Contract n(0). 91.2.149.6.1.013, referred to in the First Clause; referred to in the Clause II.

III - Submit to LEADER for examination and approval, in the period of 180 (hundred and eighty) days starting from the liberation date of the last credit portion, a Project conclusion report, following the model supplied by BNDES;

IV - Apply the resources received only in the Project execution and in agreement with the Uses and Sources Framework;

V - Contribute the proper resources foreseen for the Project execution, in the amounts and defined periods in the Uses and Sources Framework, as well as, in its totality, the necessary resources to the covering of eventual expenses and for any inadequacies or increments of the Project global budget;


VI - Communicate to the AGENTS quickly any detail that representing Project or investment modifications foreseen in the Uses and Sources Framework, indicating the providences that it judges should be adopted;

VII - Adopt, during the validity period of this Transfer Contract, measures and actions destined to avoid or correct damage to the environment, safety and occupational health that can be caused by the Project;

VIII - Maintain, during the validity period of this Transfer Contract, in regular situation their obligations together with the environment agencies;

IX - In the case of reduction of the BENEFICIARY personnel framework as a result of the financed Project during the period of validity of this Transfer Contract, the BENEFICIARY will offer training programs directed to the work opportunities in the region and/or workers' program of placement in other companies, after having submitted to the AGENTS, for appreciation, a document that specifies and affirms the conclusion of the negotiations made with the competent workers represention(s) involved in the dismissal process;

X - Present to the LEADER, in the period of up to 180 (hundred and eighty) days, starting from the last credit portion liberation, the Project Operation Licenses, officially published, by the competent agency, part of the Environment National System (SISNAMA), or, in supplementary character, by the Brazilian Institute of the Environment and Renewable Natural Resources-IBAMA;

XI - Not alter, without previous and expressed BNDES and AGENTS approval, until final liquidation of this Transfer Contract, its social object, consigned in the social statute;

XII - Maintain all the integral goods of the Project, in satisfactory terms to the AGENTS, assuming an obligation to the BENEFICIARY to direct to the LEADER, when recruiting and immediately after each insurance renewal, a copy of the respective policies. All the insurances should be contracted together to insurance companies that are among the top ten of greater equity in the Brazilian security market and should report the respective policies, to the AGENTS as beneficiaries;

XIII - Allow BNDES and LEADER, by their representatives or agents, by notice to the BENEFICIARY with at least 2 (two) days of antecedence, in the schedules and commercial days, the free access to all their dependences and accounting records, for: (i) Project course analysis; (ii) evaluation of the BENEFICIARY's economical-financial performance; and (iii) verification of the execution of the obligations assumed in this Transfer Contract;

XIV - Cover the costs of investments larger than those estimated with own capital;


XV - Prove that all of the acquired national equipment for the Project, and their respective manufacturers, conform to the norms edited by the Industrial Financing Special Agencies - FINAME;

XVI - Supply the LEADER, when requested, any other relative information about the progress of the Project and the BENEFICIARY'S operation;

XVII - Pay the credit of the AGENTS priory to distribution of superior dividends to the obligatory minimum;

XVIII - Pledge, in the AGENTS favor, in incontestable and imputable character, starting from the execution date of this contract to final liquidation of all of obligations assumed in it, income derived portion from rendered electric power or of other resources that, with identical purpose, come to substitute it, destined to the BENEFICIARY, equivalent to 1.4 (one point four) times the service value of the debt, understanding the principle and each monthly interest portion of the BENEFICIARY'S debt with the AGENTS during the amortization period;

XIX - Agreement of Rendered Bank employees' Service Contract, whose draft should previously be approved by BNDES and AGENTS, with Financial institution, previously approved by BNDES and AGENTS, to open a Resources Centralizing Account coming from the subject pledge income referred to in paragraph XIX above;

XX - Not constitute, except with previous and expressed AGENTS authorization, warranties together with other long term creditors, unless the same warranty is rendered to the AGENTS;

XXI - Not give nor mortgage in any other creditor's favor, the determined income in the form of the paragraph XIII described above without previous and expressed authorization from the AGENTS and BNDES;

XXII - Maintain, until final liquidation of all obligations contained in the Transfer Contract, cumulatively, the financial indicators in limits established below:

(i)                      Gross Financial debt
Gross Financial debt + Equity < 0,60

LAJIDA                               > 0.20 - in 2002
(ii)              Gross Financial debt               > 0.30 - starting from 2003

                           LAJIDA                    > 1.20 - in 2002
(iii)             Gross interest expense             > 2.00 - starting from 2003

Where:

Gross Financial debt = short period financing + discounted copies + short period debentures + long period financing + long period debentures;

LAJIDA = Profit before the financial, imposed, depreciation and amortization result;

Gross interest expense = expenses with interests + passive monetary and exchange variations.

XXIII - Present at the end of every semester, during the validity period of this Transfer Contract, for the purposes of execution proof of the established obligation in paragraph "XXII", balance sheet or audited financial report for registered company in Property Values Commission - CVM;

XXIV- Supply the LEADER, when requested:

a) in up to 5 (five) working days of receiving the written request in this sense, all and any information relative to the Project and BENEFICIARY; especially those ones concerning: (i) the Project progress; (ii) the BENEFICIARY'S income, including reports of its origin, significant variations, charging and collection form; (iii) payments, costs, expenses and any BENEFICIARY expenditure; (iv) tributes and contributions; (v) Project environmental impact and forms of prevention and contention of this impact;

b) in up to 20 (twenty) working days of receiving the written request in this sense: (i) object and stand certificates or equivalent of the processes and judicial proceedings, by arbitration and administrative of what is a part of this; (ii) judicial, fiscal and administrative certificates; (iii) authorizations, licenses, permits and their renewals, necessary for the BENEFICIARY to perform the activity;

XXV - Respect the legislation and environmental protection norms and that the use of the object values of the Transfer Contract will not imply violation of their rights;

XXVI - Obtain all of the documents (decisions, studies, reports, licenses, etc.) foreseen in the environmental protection norms, attesting its execution, and to inform the AGENTS, immediately, of the existence of unfavorable manifestation of any authority, as well as to give authenticated copies of these documents, informing immediately the facts to the competent agencies for them to consider violation of environmental protection norms or any environmental damage compensation demands;

XXVII - Independent of fault, to compensate the AGENTS for any amount that they are compelled to pay due to environmental damage that, in any way, the authority sees as being related to this Transfer Contract, as well as compensating the AGENTS for any loss or damage, as well as the image, that these may have due to environmental damage.


XVI - UPDATING OF SUBCREDIT "C" VALUE

16. Starting from the date base mentioned in sub item 1.3 of item III of the Preamble, the Sub credit "C" value will be updated by the considered average of the incident exchange corrections on the resources collected by BNDES, in foreign currency, without a link to the transfer in specific conditions, in Clause XVII's terms, incident on the portion of the unused credit.

16.1 BNDES can reduce Sub credit "C", before its total use, passing the value of this reduction to constitute Sub credits "D", under the same conditions of Subcredit "A" and "B", except the amortization installments' termination, that should be the same as that established in item 8.2.1 of Clause VIII. If this event occurrs, BNDES should communicate the alteration, in writing to the AGENTS and pass these on to the BENEFICIARY.


XVII - UPDATING THE DEBT VALUE OF SUBCREDIT "C"

17. The BENEFICIARY'S debit balance., which includes the principle, compensatory interests and moratoriums, expenses, commissions and other responsibilities, will be updated daily by the considered average of the incident exchange corrections collected by BNDES, in foreign currency, without links to transfer in specific conditions, selected according to the following criteria:

I - daily, BNDES will look at the position of its demandable liability in foreign coin, without link to transfer in specific conditions, for determination effect of the considerations to be applied to the exchange corrections;

II - based on the position of the liability recognized in terms of the previous interruption, the considered average of the exchange corrections will be selected, daily, taken into account the closing quotations, for the sale, of the foreign coin published by the Brazilian Central bank, on the previous day.

17.1 BNDES may at any moment start to remunerate the debit balance coming from Sub credit "C", in whole or partly, by the same legal criterion adopted for the resources remunerations passed on to BNDES, originating from the PIS-PASEP Fund and the Help Worker Fund - FAT, having as a base the select debit balance in terms of item 17 above, on the date that the alteration is executed, those portions (that will pass to constitute the sub credits "D") being applied to the same conditions as Sub credits "A" and "B", with the exception of the amortization installments' termination, that should remain the same as established in item 8.2.1 of the Clause VIII. If it this event occurs, BNDES should communicate the alteration, in writing, to the AGENTS and will pass these on to the BENEFICIARY.


XVIII - INCOME TAX REGARDING SUBCREDIT "C"

18. The BENEFICIARY still assumes an obligation for reimbursement costs with the Income tax, by payment of a percentage on the interests to which item 6.4 of clause 6 refers, corresponding to the average meditated rate in the due income tax on the tributes charged by BNDES to the creditors of external resources without links to transfer in specific conditions, in the civil quarter that anteceded the readjustment month of this percentage, to be selected readjusted and demanded the reimbursement in the same interest periods that refer to item
6.4 and sub items of clause 6.


XIX - PUBLICATION IN THE OFFICIAL FEDERAL GAZETTE

19. The considered average referred to in Clause XVII will be published in the Federal Official Gazette (section 3) on the 10th (tenth) and 25th (twenty-fifth) of every month and the interest rate and Income tax referred to in item 6.3 and sub items of clause VI and clause XVIII above, will be published in the same official instrument on the 25th (twenty-fifth) of the months of January, April, July and October.

19.1 - if the Federal official gazette is not published on the dates above, the publications will be made on the first subsequent edition of that official instrument.


XX - FINANCING WARRANTIES

PROMISSORY NOTE: According to the demands from the National Monetary Council Resolutions n.(0) 1559, IX and 2488, 1st, art. the BENEFICIARY provides in this action, in execution to the determination referred them Resolutions, in caution to the AGENTS a promissory note of its emission, to the value of R$ 45,900,000.00 (forty-five million, nine hundred thousand real), corresponding to 125% (hundred and twenty-five per cent) of the value of the opening credit in this Transfer Contract, with viewed expiry, being able to be presented up to 1
(one) year from the expiry end of the current obligations of this Transfer Contract, being prolonged, like this, the presentation period that is dealt with in Article 34 of the Geneva Uniform Law. The promissory note expressly including the clause "not to order."

(a). The BENEFICIARY assumes an obligation to substitute, in the period of 03 (three) days by request in writing to the AGENTS, the promissory note for another of equivalent value to 125% (hundred and twenty-five percent) of the debit balance then select, whenever the value does not correspond to this percentage, or every time that all or part of the credit is surrendered.
(b). By request from the BENEFICIARY, the AGENTS will accept, annually, the substitution of the promissory note, whenever this presents, due to amortizations made in the period, superior value to the value of the debit balance.

20.1 PLEDGE OF CREDIT RIGHTS (RECEIVABLE): The BENEFICIARY mortgages in warranty, in favor of the AGENTS, in incontestable and imputable character, starting from this date and until final liquidation of this Transfer Contract, including during the grace period, installments originating from electric power supply income, in the equivalent value to 1.4 (one point four) times the service value of the debt of the present financing, maintaining the centralization of those receipts, exclusively for the open linked account for the BENEFICIARY in the Banco Itau S/A, as disciplined in the Contract of Collection, Deposit, Mandate and Other Agreements agreed before this date among the parties referred to and that is an integral and complementary part of this instrument, as Enclosure III.

20.1.1 The resources deposited in the referred linked account will be used by the AGENTS, in the event of breach of contract for any obligation assumed by the BENEFICIARY in this Transfer Contract and/or in the event of the declared premature termination of this Contract , in the amortization or liquidation of the Transfer Contract.

20.1.2 All the warranties are constituted on behalf of all AGENTS, in proportion to their credits, in equal degree and conditions, should be executed jointly by all of the AGENTS, respecting the determination in the Consortium Contract.

20.1.3 The BENEFICIARY declares expressly that the Credit Rights Pledge warranty now rendered is fully valid, legal and effective and doesn't infringe any other agreement, contract or contracted obligation of the BENEFICIARY. The BENEFICIARY assumes an obligation to take all the necessary measures to guarantee the prompt and faithful Pledge constitution, as well as assuming an obligation to protect the interests of the current AGENTS of such a warranty.

XXI - RESPONSIBILITY FOR TAXES AND EXPENSES

21.1. The BENEFICIARY assumes an obligation to reimburse the AGENTS the expenses below, by notice of 5 (five) days:
(I) All the expenses as long as duly proven that come to be made by the AGENTS for the safety, regularity and conservation of its credit and constituted warranties;
(ii) All of the tribute taxes, contributions and other expenses that occur or come to occur on the present operation.
(iii) All and any responsibility, expenses or obligation of any nature, direct or indirect, that befall or come to befall in the future on the incomes and/or profits gained by the AGENTS, obtained due to the operation now contracted, resulting from the incidence of PIS-PROGRAM OF SOCIAL INTEGACAO, COFINS, and/or other tributes and/or contributions, in way to maintain and to preserve the AGENTS remuneration, according to item 2.1 and 2.2 of the preamble of this contract.

21.1 The AGENTS will collect from the BENEFICIARY, independent of previous warning, reimbursement of expenses, costs or current obligation of the Brazilian Payment System.

21.2 Independent of the determination in the caput of this clause, the BENEFICIARY will still, be liable to all of the responsibilities and expenses incurred by the AGENTS, relative to this Transfer Contract and the formalization, collection and accomplishment of the warranties, including the registration expenses and entries in the competent registry offices, even the in the case of partial or total cancellation of the open credit, as long as duly proven.


XXII - FINAL PROVISIONS

22. The BENEFICIARY and the AGENTS submit in this action to all of the BNDES regulatory norms, assuming the obligation of accomplishing them integrally where necessary, and the alterations and modifications in these norms that come to occur until final liquidation of the present financing will be automatically applicable to this Transfer Contract and for obligatory execution by the BENEFICIARY and AGENTS.

22.1. The non exercise or the delay in the exercise of any right or action by any of the parties will not bring alteration or renouncing of any right or action, being able to be exercised at any time by the respective titular.

22.2 It is banned the transfer, by the BENEFICIARY, of any rights or current obligations of this Transfer Contract, as well as the alienation, of any title, of the goods acquired in function of the financed Project without previous and expressed BNDES and AGENTS' authorization.

22.3. AGENTS and BNDES are allowed to mention in any publication or marketing, about their activities in financial collaboration for this Transfer Contract granted to the BENEFICIARY.

22.4 The BENEFICIARY declares awareness and agrees to the terms of the Resolution n(0). 2.724, of May 31, 2000 of National Monetary Council and already authorizes the AGENT, in incontestable and imputable character and at any time, including after the present instrument expiry: (i) to render the Brazilian Central Bank any information about the debit amounts and warranty responsibilities assumed by the BENEFICIARY, due to this instrument and of other contracts agreed with the AGENTS or with any financial company of the AGENTS' conglomerate, aiming to implement and instruct the central system of Credit Risk, as well as (ii) to consult the information relative to the BENEFICIARY, constant in the referred System.

22.5. No addition, change, alteration or modification of this Transfer Contract will be valid, unless made in writing and signed by the legal representatives of all the parties of the present contract.

22.6. All notifications, applications, requests or other communications regarding the present Transfer Contract will be in writing and considered duly received as long as they have been sent by letter, telex or telegram to the addresses below:

ENERSUL
Avendia:  Gury Marques, s/n(0) Cep: 79064-000
Campo Grande - Mato Grosso do Sul
Depto,: Superintendencia Financeira
Fone: (67) 398 -4191
Fax: (67) 398 - 4252
At.: Jose Anibal Garcia

BANCO ALFA DE INVESTIMENTO S.A
Alameda Santos, n(0) 466 - 4(0) andar
Sao Paulo - SP
Depto. Financiamento e Repasses
Fone: (11) 3175 - 5710
Fax: (11) 3175 - 5971
At.: Sr. Fernando Leonardo Pessoa Spinetti

BANCO ITAU S.A
Rua Boa Vista, n(0)176 - Mezanino - Corpo II
Sao Paulo - SP - CEP: 01014 - 919
Diretoria de Financiamento de Ativos
Fone (11) 3247 - 2901
Fax: (11) 3247 - 2945
At.: Sr. Jose Roberto Curan

XXIII -  FORUM

23. The Forum of Sao Paulo City is elected, to settle all of the current questions of this Transfer Contract, excluding all others, no matter how privileged they are.

This Transfer Contract is fixed in 6(six) copies of equal wording and will be signed by o2 (two) witnesses.

Sao Paulo, February 21, 2003


..........................................


..........................................


..........................................
WITNESSES:




QUADRO DE USOS E FONTES USES AND SOURCES PICTURE

USOS                                        USES

Invest. Financiaveis (FINEM)    Financial Investment
Estudos e Projetos                      Studies and Projects
Obras Civis                     Civil works
Montagens e Instalacoes                 Assemblies and Facilities
Moveis e Utensilios             Furniture and instruments
Materiais                       Materials

Outros                                   Others

Maq./ Equipamentos Nacionais    Machine / National Equipment

FONTES    SOURCE

Recursos proprios Own resources

Sistem BNDES
BNDES/FINEM -TJLP
BNDES/FINEM - Cesta de Moedas       Currency basket
BNDES/FINEM -TJLP

Outros
Fundo Constitucional Centro Oeste -FCO
EUROPEAN INVEST BANK - EIB
Netherlands Development Finance Company -